NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

Party A: Sunity Information Technology (Beijing) Co., Ltd. (“Party A”)

Party B: Hangzhou Binglong Network Technology Limited (“Party B”)

Party A is a legitimate operation network company which primary business is netgames exploitation and operation.

Party B is a legitimate operation company which has the marketing channels of electronic commerce or network products.

With the principle of friendly discussion about Party B as non-exclusive distributor of webgame of Party A in China, the Parties hereby agree as follows:

12.	Party B as non-exclusive distributor of webgame of Party A in China. The term of the agreement commenced on October 1, 2009 and will expire on September 30, 2014.

13.	Party B is entitled to following the marketing standard of Party A in China. Party A shall not execute differentiation standard in China.

14.
For the first three months of the term of the agreement, Party A supplied virtual game credits to Party B, free of charge, in order to conduct pre-market promotion. But Party B shall achieved the target monthly sales revenue in the consecutive twelve months starting from the fourth month of the execution of this agreement. The target monthly sales revenue is the average monthly sales revenue that could be generated from the virtual game credits issued monthly in the first three months. Otherwise Party B shall pay the difference between real and target sales revenue to Party A.

15.
From the fourth month and later on, Party B needs to confirm with Party A the game credits to be sold in the first five days of every month, or Confirmation Date. Party A shall recharge virtual game credits to a game ID account assigned by Party B.

16.	Party B shall not modify the confirmed amount of game credits per month and shall not refund the unused game credits.

17.	The payment period is within two months of the Confirmation Date. Party A is entitled to freeze the game ID account if Party B does not clear the payment.

18.	Party A shall pay 30% of the monthly sales revenue confirmed by Party B in at the beginning of the month as the marketing fee.

19.	The Party shall notice to the other party ahead of one (1) month, if any party has any change about this agreement. Otherwise the change is invalidate.

20.	Unaccomplished matter in this Agreement shall be discuss later.

21.	This Agreement is executed in two (2) originals, with each Party holding one (1) set of originals.

22.	The signed address of this agreement is Xi’an China.

Party A: Sunity Information Technology (Beijing) Co., Ltd.

Sign : Zhang Fan

Party B: Chendou Shenfang Network Technology Limited

Sign : Li Bin

Date: 25th, Sep. 2009